Exhibit 99.1
OFS CAPITAL CORPORATION ANNOUNCES FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS
DECLARES FIRST QUARTER 2024 DISTRIBUTION OF $0.34 PER SHARE
Chicago, IL - March 4, 2024 - OFS Capital Corporation (Nasdaq: OFS) (“OFS Capital,” “we,” “us,” or “our”) today announced its financial results for the fiscal quarter and year ended December 31, 2023.
FOURTH QUARTER FINANCIAL HIGHLIGHTS
•Net investment income of $0.35 per common share for the quarter ended December 31, 2023.
•Net loss on investments of $0.66 per common share for the quarter ended December 31, 2023, primarily comprised of net unrealized depreciation of $0.58 per common share. No new non-accrual loans during the fourth quarter.
•Net asset value (“NAV”) per common share decreased from $12.74 at September 30, 2023 to $12.09 at December 31, 2023.
•As of December 31, 2023, based on fair value, 92% of our loan portfolio consisted of floating rate loans and 100% of our loan portfolio consisted of first and second lien loans.
•The weighted-average performing income yield of our investment portfolio decreased from 14.6% during the quarter ended September 30, 2023 to 14.1% during the quarter ended December 31, 2023, primarily due to a net decline in non-recurring income.
OTHER RECENT EVENTS
•On February 28, 2024, our Board of Directors declared a distribution of $0.34 per common share for the first quarter of 2024, payable on March 28, 2024 to stockholders of record as of March 18, 2024.
•On March 1, 2024, OFS SBIC I, LP, a wholly owned subsidiary, fully repaid its outstanding SBA debentures totaling $31.9 million that were contractually due March 1, 2025, and requested the approval of the SBA to surrender its license to operate as a small business investment company.

SELECTED FINANCIAL HIGHLIGHTS (unaudited)	Quarter Ended
(Per common share)	December 31, 2023	September 30, 2023
Net Investment Income
Net investment income	$0.35	$0.40

Net Realized/Unrealized Gain (Loss)
Net realized gain (loss) on investments, net of taxes	$(0.08)	$0.01
Net unrealized depreciation on investments, net of taxes	(0.58)	(0.26)
Loss on extinguishment of debt	—	(0.01)
Net realized and unrealized loss	$(0.66)	$(0.26)

Earnings (Loss)
Earnings (loss)	$(0.31)	$0.14

Net Asset Value
Net asset value	$12.09	$12.74
Distributions paid	0.34	0.34

	As of
(in millions)	December 31, 2023	September 30, 2023
Balance Sheet Highlights		(unaudited)
Investment portfolio, at fair value	$420.3	$457.2
Total assets	469.8	477.0
Net assets	162.0	170.7
Management Commentary
“We are pleased to announce that net investment income for the fourth quarter exceeded the quarterly distribution paid”, said Bilal Rashid, OFS Capital’s Chairman and Chief Executive Officer. “We believe that we continue to benefit from the current interest rate environment with the vast majority of our loan portfolio being floating rate and the majority of our debt being fixed-rate.”

PORTFOLIO AND INVESTMENT ACTIVITIES
($ in millions)

	As of and for the Quarter Ended
Portfolio Overview	December 31, 2023	September 30, 2023
Average performing interest-bearing investments, at cost	$357.9	$388.5
Weighted-average performing income yield - interest-bearing investments(1)	14.1%	14.6%
Weighted-average realized yield - interest-bearing investments(2)	12.8%	13.3%
(1)Performing income yield is calculated as (a) the actual amount earned on performing interest-bearing investments, including interest, prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total performing interest-bearing investments at amortized cost.
(2)    Realized yield is calculated as (a) the actual amount earned on interest-bearing investments, including interest, prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total interest-bearing investments at amortized cost, in each case, including debt investments on non-accrual status and non-income producing structured finance securities.

	Quarter Ended
Portfolio Activity	December 31, 2023	September 30, 2023
Investments in debt and equity investments	$7.0	$0.7
Investments in structured finance securities	—	7.6
Total investment purchases and originations	$7.0	$8.3
As of December 31, 2023, based on fair value, our investment portfolio was comprised of the following:
•Total investments of $420.3 million, which was equal to approximately 104% of amortized cost;
•Debt investments of $251.3 million, of which 81% and 19% were first lien loans and second lien loans, respectively;
•Equity investments of $89.9 million;
•Structured finance securities of $79.0 million; and
•Unfunded commitments of $13.8 million to 10 portfolio companies.
During the quarter ended December 31, 2023, a previous non-accrual loan was returned to accrual status and no new loans were placed on non-accrual status.

RESULTS OF OPERATIONS (unaudited)
(in thousands)	Quarter Ended
	December 31, 2023	September 30, 2023
Total investment income	$13,483	$14,651
Expenses:
Interest expense	4,684	4,913
Base management and incentive fees	2,819	3,144
Other expenses	1,284	1,204
Total expenses	8,787	9,261
Net investment income	4,696	5,390
Net loss on investments	(8,805)	(3,395)
Loss on extinguishment of debt	—	(194)
Net increase (decrease) in net assets resulting from operations	$(4,109)	$1,801
Investment Income
For the quarter ended December 31, 2023, total investment income decreased by $1.2 million as compared to the quarter ended September 30, 2023. The decrease in total investment income was primarily due to a decrease in interest income of $1.4 million, driven by a net decline in non-recurring income and a decrease in our average total investments at cost.

Expenses
For the quarter ended December 31, 2023, total expenses decreased by $0.5 million as compared to the quarter ended September 30, 2023. The decrease in total expenses was primarily due to a decrease in base management and incentives fees of $0.3 million and a decrease in interest expense of $0.2 million related to lower average outstanding debt balances.
Net Gain (Loss) on Investments
For the quarter ended December 31, 2023, net loss on investments of $8.8 million was primarily due to unrealized depreciation on a few issuer-specific portfolio companies and broader declines on our structured finance securities.

LIQUIDITY AND CAPITAL RESOURCES
As of December 31, 2023, we had $45.3 million of cash, which included $4.0 million held in OFSCC-FS, LLC (“OFSCC-FS”), an indirect wholly owned subsidiary. Our use of cash held by OFSCC-FS is restricted by contractual conditions of its credit facility with BNP Paribas, including limitations on the amount of cash OFSCC-FS can distribute to us. As of December 31, 2023, OFS SBIC I, LP had cash of $28.0 million. See “Other Recent Events” above.
As of December 31, 2023, we had an unused commitment of $25.0 million under our senior secured revolving credit facility with Banc of California (the “Banc of California Credit Facility”), as well as an unused commitment of $59.5 million under the revolving credit facility with BNP Paribas, both of which are subject to borrowing base requirements and other covenants.
On December 15, 2023, we amended the Banc of California Credit Facility to: (i) extend the maturity date from February 28, 2024 to February 28, 2026; (ii) increase the interest rate floor from 4.00% to 5.00%; and (iii) eliminate the 0.50% unused line fee and replace it with an annual commitment fee of 0.50%.
CONFERENCE CALL
OFS Capital will host a conference call to discuss these results on Tuesday, March 5, 2024, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:
INTERNET: Go to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.
TELEPHONE: Dial (844) 763-8274 (Domestic) or (412) 717-9224 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through March 15, 2024 and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #9610857.
For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-K for the year ended December 31, 2023.

OFS Capital Corporation and Subsidiaries
Consolidated Statements of Assets and Liabilities
(Dollar amounts in thousands, except per share data)

	December 31,
	2023	2022
Assets
Total investments, at fair value (amortized cost of $403,530 and $474,880, respectively)	$420,287	$500,576
Cash and cash equivalents	45,349	14,937
Interest receivable	2,217	2,202
Prepaid expenses and other assets	1,965	3,002
Total assets	469,818	520,717

Liabilities
Revolving lines of credit	90,500	104,700
SBA debentures (net of deferred debt issuance costs of $20 and $223, respectively)	31,900	50,697
Unsecured Notes (net of discounts and deferred debt issuance costs of $2,667 and $3,647, respectively)	177,333	176,353
Interest payable	3,712	3,947
Payable to investment adviser and affiliates	3,556	3,909
Accrued professional fees	500	444
Other liabilities	313	244
Total liabilities	307,814	340,294

Net Assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, 0 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	—	—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,398,078 and 13,398,078 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	134	134
Paid-in capital in excess of par	184,841	184,841
Total distributable earnings (accumulated losses)	(22,971)	(4,552)
Total net assets	$162,004	$180,423

Total liabilities and net assets	$469,818	$520,717

Number of shares outstanding	13,398,078	13,398,078
Net asset value per share	$12.09	$13.47

OFS Capital Corporation and Subsidiaries
Consolidated Statements of Operations
(Dollar amounts in thousands, except per share data)

	(unaudited)
	Quarters Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Investment income
Interest income	$12,884	$13,519	$54,669	$46,258
Dividend income	342	372	1,795	1,413
Fee income	257	107	479	1,073
Total investment income	13,483	13,998	56,943	48,744

Expenses
Interest and financing expense	4,684	4,801	19,482	17,025
Base management fees	1,645	1,918	7,218	7,979
Income Incentive Fee	1,174	1,183	5,040	2,276
Capital Gains Fee	—	—	—	(1,916)
Professional fees	419	453	1,681	1,608
Administration fees	379	433	1,680	1,742
Other expenses	486	484	1,682	1,678
Total expenses	8,787	9,272	36,783	30,392
Net investment income	4,696	4,726	20,160	18,352

Net realized and unrealized gain (loss) on investments
Net realized loss, net of taxes	(1,110)	(1,227)	(11,405)	(1,730)
Net unrealized depreciation, net of deferred taxes	(7,695)	(1,065)	(9,007)	(24,064)
Net loss on investments	(8,805)	(2,292)	(20,412)	(25,794)
Loss on extinguishment of debt	—	—	(213)	(144)
Net increase (decrease) in net assets resulting from operations	$(4,109)	$2,434	$(465)	$(7,586)

Net investment income per common share - basic and diluted	$0.35	$0.35	$1.50	$1.37
Net increase (decrease) in net assets resulting from operations per common share - basic and diluted	$(0.31)	$0.18	$(0.04)	$(0.57)
Distributions declared per common share	$0.34	$0.30	$1.34	$1.16
Basic and diluted weighted-average common shares outstanding	13,398,078	13,393,505	13,398,078	13,417,410

ABOUT OFS CAPITAL
OFS Capital Corporation is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital’s investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. OFS Capital invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 million to $20 million in companies with annual EBITDA between $5 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. OFS Capital’s investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940(3), as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.
FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; management’s belief that the Company continues to benefit from the current interest rate environment given the percentage of portfolio loans calculated on a floating rate basis and the amount of Company debt that is fixed rate, when there can be no assurance such a composition will ensure success; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
investorrelations@ofscapital.com

(3) Registration does not imply a certain level of skill or training

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